EXHIBIT 10(b)

Stock Option Grant

To:	(Name)
Company

As of (Date), as authorized by the Executive Compensation and Stock Option Committee of the Board of Directors of Furniture Brands International, Inc., you have been granted a non-qualified option to purchase __________ shares of Furniture Brands Common Stock under the Furniture Brands 1999 Long-Term Incentive Plan. The purchase price for these option shares is $____ per share, the closing selling price per share of Furniture Brands Common Stock on the New York Stock Exchange on the date of grant, which the Committee has determined to be 100% of the fair market value per share on that date.

This option will become exercisable in cumulative installments, as follows:

25% of the shares on (Date);
25% of the shares on (Date);
25% of the shares on (Date); and
25% of the shares on (Date).

No portion of this option grant may be exercised prior to (Date), and to the extent unexercised this option grant will expire on (Date). Your ability to exercise all or any portion of this option grant is contingent upon your remaining a regular employee of Furniture Brands or of a subsidiary or division of Furniture Brands from and after (Date).

This grant, including all of the foregoing conditions and limitations, is subject to the terms of the 1999 Long-Term Incentive Plan, a copy of which is enclosed.

Dated: (Date)

FURNITURE BRANDS INTERNATIONAL, INC.

By:	/s/ Lynn Chipperfield

Lynn Chipperfield, Senior Vice President
and Chief Administrative Officer